FOR IMMEDIATE RELEASE	Exhibit 99.1

Vail Resorts Contacts:

Investor Relations:  Hayley Wolff, (303) 404-1827, hwolff@vailresorts.com

Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2012 Third Quarter Results and Spring Pass Sales Results
BROOMFIELD, Colo. – June 6, 2012 - Vail Resorts, Inc. (NYSE:  MTN) today reported results for the third quarter of fiscal 2012 ended April 30, 2012 and the results of its spring pass sales for the 2012/2013 ski season.

Fiscal Third Quarter 2012 Highlights & Season Pass Commentary
•
Lift ticket revenue increased by 0.7% over the prior year and ancillary revenue from ski school and retail/rental was up 1.1% and 1.3%, respectively, while dining revenue was down 1.1% driving an 11.6% increase in total ancillary revenue per skier visit.

•
Total Mountain net revenue increased by 0.9% over the prior year with a 9.8% decline in skier visits more than offset by a 12.8% increase in season pass revenue and a 9.4% increase in Effective Ticket Price (“ETP”) excluding season pass holders.

•	Mountain Reported EBITDA increased 0.6% and Resort Reported EBITDA (which includes the Company’s Mountain and Lodging segments) decreased by 0.5% from the prior year.

•	Net income attributable to Vail Resorts, Inc. of $79.6 million increased 3.5% from the prior year.

•
During the quarter we closed on four Ritz-Carlton Residence units; post quarter-end we closed on two additional Ritz-Carlton Residences and one additional One Ski Hill Place unit, realizing net cash proceeds of $34.6 million from real estate sales since the beginning of fiscal 2012 through June 1, 2012.

•
Spring season pass sales for the 2012/2013 ski season were up approximately 17% in units and approximately 22% in sales dollars through May 29, 2012 compared with the prior year period ended May 31, 2011 (adjusted as if Kirkwood were owned in both periods).

Commenting on the Company’s fiscal 2012 third quarter results, Rob Katz, Chief Executive Officer said, “We are pleased with our third quarter results as they evidenced our ability to successfully navigate the most challenging winter in the history of the United States ski industry.  Cumulative snowfall levels for the 2011/2012 ski season were down more than 50% across our resorts, compared with the prior year, and snowfall at our Colorado resorts was down more than 70% in March.  The lack of snow, combined with unseasonable temperatures, affected visitation levels during the key spring break and Easter vacation periods.  Yet, despite these unprecedented conditions, we delivered an approximate 1% increase in Mountain Reported EBITDA in the third quarter compared with the prior year.  This performance demonstrates the stability and resiliency of our business model, which benefitted from our growing season pass business, as well as the quality of our resorts and the breadth of the experience we offer, which attracted guests throughout the season.”

Continuing on the third quarter performance, Katz added “There were several positive indicators in the third quarter that contributed to our performance and bode well as we look toward the 2012/2013 ski season.  Our Mountain net revenue increased 0.9% to $354.6 million as higher spending per skier visit, improved lift ticket pricing and strong season pass revenue more than offset the decline in skier visits.  Lift ticket revenue increased 0.7% during the quarter despite a drop of 9.8% in visitation benefitting from a 12.8% increase in season pass revenue and a 9.4% gain in ETP, excluding season pass holders.  On a per visit basis, our ski school revenue per visit increased 12.1%, dining revenue per visit was higher by 9.7% and retail/rental revenue per visit was up 12.3%, reflecting the high income demographic of our resort guests enabling us to benefit from enhanced consumer spending, especially in the luxury segment, as well as from our international guests.  Over the course of the 2011/2012 ski season, our international visitation increased by approximately 2%, despite a 12.1% decline in total visitation and continued challenges in the European economy, reflecting targeted marketing efforts to drive more visits from this growing international segment.  For the full 2011/2012 ski season, visitation at our Tahoe resorts declined 22.4% compared to the prior year, while our Colorado resorts were down 8.9% with Beaver Creek essentially flat reflecting its higher mix of luxury and destination guests.  Our season passholders, representing arguably our most weather sensitive guests, skied only approximately one day less, on average, in the current ski season compared to the prior year.   Overall season pass revenue represented approximately 40% of our total lift ticket revenue for the winter season.  Also during the third quarter we leveraged our strong balance sheet, acquiring a third Tahoe resort, Kirkwood, with early indications that this unique resort should prove to be highly complementary to our existing portfolio and pass programs.  Finally, I could not be more pleased to report that total spring season pass sales, which include sales through Tuesday May 29, 2012 compared to sales through Tuesday May 31, 2011 and including Kirkwood pass sales in both years, were up approximately 17% in units and approximately 22% in sales dollars.  These sales, which will be recorded as revenue in the second and third quarters of fiscal 2013, provide perhaps the strongest indicator we have seen for the upcoming 2012/2013 ski season.”

Regarding Lodging, Katz said, "Lodging results, while down compared with the prior year, held up relatively well, reflecting an improved mix of luxury room nights and the benefits of the higher consumer spending, which fueled an 8.2% increase in Average Daily Rate (“ADR”) at our owned hotels and managed condominiums, partially offsetting the decline in occupancy resulting from lower skier visitation.  Lodging results also were impacted by costs associated with the previously announced RockResorts reorganization, though the Lodging business should benefit going forward by over $2 million annually in lower net costs resulting from these structural changes.”

Regarding Real Estate, Katz said, “We are pleased with the rate of new sales at both The Ritz-Carlton Residences, Vail and One Ski Hill Place in Breckenridge.  During the quarter, we closed on four Ritz-Carlton Residences and, subsequent to quarter-end, we closed on two additional units at The Ritz-Carlton Residences and one additional unit at One Ski Hill Place for a total of 18 units sold at both projects since the beginning of fiscal 2012.  We have now closed on 37 whole ownership units at The Ritz-Carlton Residences and 47 One Ski Hill Place units.  While Real Estate Reported EBITDA was a loss of $3.5 million for the third quarter of 2012, net cash proceeds from sales totaled approximately $10.2 million.  Since the start of fiscal 2012 we have generated net cash proceeds of $34.6 million and currently believe we will fall within our targeted full year net cash proceeds goal of $35- $45 million given that we have one additional Ritz-Carlton Residences unit under contract.”

 “Our balance sheet remains in a very strong position,” Katz added.  “We generated $234.0 million of operating cash flow in the nine month period ended April 30, 2012, ending the third quarter of fiscal 2012 with cash on hand of $147.1 million, Net Debt at 1.8 times trailing twelve months Total Reported EBITDA, and no borrowings under the revolver component of our senior credit facility.  We have virtually no principal payments due on debt until 2019.”

“I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts’ common stock,” Katz commented.  “The quarterly dividend of $0.1875 per share of common stock, will be payable on July 10, 2012 to shareholders of record on June 25, 2012.”

Mountain Segment
•	Mountain segment net revenue was $354.6 million for the three months ended April 30, 2012 compared to $351.4 million in the same period in the prior year, a 0.9% increase.

•	Mountain Reported EBITDA was $170.7 million for the three months ended April 30, 2012 compared to $169.7 million in the same period in the prior year, a 0.6% improvement.

Mountain Reported EBITDA includes $1.6 million of stock-based compensation expense for both the three months ended April 30, 2012 and 2011.

Our resorts experienced historically low snowfall (with cumulative snowfall at our six resorts (excluding Kirkwood) down more than 50% over the prior ski season) and one of the mildest winters on record, including over the key spring break and Easter periods, which adversely impacted our skier visitation which was down 9.8% (with our Colorado and Tahoe resorts down 9.0% and 12.4%, respectively) for the three months ended April 30, 2012 compared to the same period in the prior year.  Despite these unprecedented conditions, revenues were generally stabilized by increased season pass sales, higher pricing and increased average guest spend.  Additionally, we acquired Kirkwood (on April 12, 2012) and Skiinfo (on February 1, 2012) during the three months ended April 30, 2012; however, these acquisitions did not significantly impact the Mountain segment results for the current period or comparability to the three months ended April 30, 2011.

Lift revenue increased $1.4 million, or 0.7%, for the three months ended April 30, 2012 compared to the same period in the prior year. This increase resulted from a $7.5 million, or 12.8%, increase in season pass revenue, mostly offset by a $6.2 million, or 4.8%, decline in lift revenue excluding season pass revenue.  The increase in season pass revenue was driven primarily by an increase in pricing for season pass products as well as an increase in units sold.  The decline in lift revenue excluding season pass revenue was due to a decline in visitation excluding season pass holders, of 13.0%, partially offset by an increase in ETP excluding season pass holders of $6.52, or 9.4%.  The increase in ETP excluding season pass holders is attributable to increased pricing of our lift ticket products and a change in mix as a higher percentage of higher priced lead/window lift ticket products were sold in the three months ended April 30, 2012 compared to the same period in the prior year.  Total ETP increased $6.07, or 11.7%, due primarily to the increase in ETP excluding season pass holders as discussed above and a decline in visitation per season pass holder of 7.7%, or approximately one half day on average per season pass holder.

Ski school revenue for the three months ended April 30, 2012 increased $0.5 million, or 1.1%, compared to the same period in the prior year, with our Colorado resorts’ ski school revenue increasing $1.1 million, or 2.7%, compared to the same period in the prior year.  Although all of our resorts were negatively impacted by a decline in skier visitation as discussed above, the impact to ski school revenue resulting from lower visitation was entirely offset by improved yields per skier visit.  Ski school revenue benefited from an overall 12.1% increase in yield per skier visit primarily due to higher guest penetration and pricing.

Dining revenue decreased $0.3 million, or 1.1%, for the three months ended April 30, 2012 compared to the same period in the prior year, and was negatively impacted by lower skier visitation as well as earlier terrain closings which impacted certain on mountain dining facilities. The adverse impact of lower skier visitation on dining revenue was partially offset by a 9.7% increase in yield per skier visit.

Retail/rental revenue increased $0.8 million, or 1.3%, for the three months ended April 30, 2012 compared to the same period in the prior year, which was primarily driven by an increase in retail sales of $1.7 million, or 4.5%.  The increase in retail sales was primarily attributable to our on-line retailer (acquired in July 2011), partially offset by declines in retail sales occurring at our Any Mountain stores (in the San Francisco bay area) resulting from unseasonably warm weather in the San Francisco bay area.  Additionally, impacting retail/rental revenue was a decline in rental revenue of $0.9 million, or 4.2%, due to the decline in skier visitation.

Other revenue mainly consists of private club revenue (which includes both club dues and amortization of initiation fees), other mountain activities revenue, marketing and internet advertising revenue, commercial leasing revenue, employee housing revenue, municipal services revenue and other recreation activity revenue.  For the three months ended April 30, 2012, other revenue increased $0.8 million, or 3.2%, compared to the three months ended April 30, 2011, due primarily to an increase in internet advertising revenue resulting from the acquisition of Skiinfo in February 2012.

Operating expense increased $2.1 million, or 1.1%, for the three months ended April 30, 2012 compared to the three months ended April 30, 2011. General and administrative expenses increased $3.2 million, or 11.8%, primarily due to higher Mountain segment component of corporate costs including expenses related to the introduction of EpicMix Photo in the current ski season, as well as increased costs associated with higher internet advertising revenues resulting from the acquisition of Skiinfo.  Retail cost of sales increased $2.6 million, or 13.2%, primarily due to an increase in retail sales volume primarily generated by our on-line retailer and reduced gross margins.  Labor and labor-related benefits decreased $1.7 million, or 2.4%, for the three months ended April 30, 2012 when compared to the same period in the prior year.  Labor costs were favorably impacted by a decrease in staffing levels primarily in ski school, as well as reduced bonus expense.  Other expense decreased $2.0 million, or 5.1%, due to lower operating expenses including supplies, repairs and maintenance and property taxes, partially offset by acquisition related costs related to Kirkwood and Skiinfo.

Mountain equity investment income, net primarily includes our share of income from the operations of a real estate brokerage joint venture.

Lodging Segment
•
Lodging segment net revenue before payroll cost reimbursement was $48.3 million for the three months ended April 30, 2012 compared to $49.8 million for the same period in the prior year, a 3.0% decrease.

•
For the three months ended April 30, 2012, ADR increased 8.2% and revenue per available room (“RevPAR”) declined 0.2% at the Company’s owned hotels and managed condominiums compared to the same period in the prior year.

•	Lodging Reported EBITDA was $6.9 million for the three months ended April 30, 2012 compared to $8.8 million for the same period in the prior year, a decline of 22.2%.

Lodging Reported EBITDA includes $0.4 million and $0.5 million of stock-based compensation expense for the three months ended April 30, 2012 and 2011, respectively.

Revenue from owned hotel rooms decreased $0.1 million, or 1.2%, for the three months ended April 30, 2012 compared to the three months ended April 30, 2011, resulting from a decline in occupancy of 4.9 percentage points, mostly offset by a 6.6% increase in ADR. The decline in occupancy was primarily due to a decrease in transient guest visitation at our Colorado lodging resort properties, which were adversely impacted by a decrease in skier visitation at our Colorado ski resorts as discussed in the Mountain segment above.  Also negatively impacting revenue from owned hotel rooms for the three months ended April 30, 2012 compared to the same period in the prior year was lower group business at our Keystone resort and the closure of a 71 room facility in Breckenridge.  Revenue from managed condominium rooms increased $0.1 million, or 1.0%, for the three months ended April 30, 2012 compared to the three months ended April 30, 2011, primarily due to additional managed condominium units at One Ski Hill Place in Breckenridge and The Ritz-Carlton Residences, Vail, which largely contributed to the 8.6% increase in ADR as those units are generally higher priced luxury rentals. The revenue gains from One Ski Hill Place and The Ritz-Carlton Residences were mostly offset by a decline in transient guest visitation to our Keystone resort and Lake Tahoe region.

Dining revenue for the three months ended April 30, 2012 was relatively flat compared to the three months ended April 30, 2011, mainly due to increased dining revenue at The Arrabelle offset by a decline in group business at our Keystone resort and conversion of an owned restaurant at the Lodge at Vail to a leased facility.  Transportation revenue for the three months ended April 30, 2012 decreased $0.6 million, or 6.8%, as compared to the three months ended April 30, 2011, primarily due to the reduced skier visitation as well as a decrease in revenue per passenger of 7.6% resulting from competitive pricing strategies implemented during the current fiscal quarter combined with a modest decline in passengers of 1.5%.  Other revenue decreased $1.0 million, or 9.7%, during the three months ended April 30, 2012 compared to the same period in the prior year primarily due to lower homeowner association management fee revenue and lower revenue from reimbursed costs (other than payroll) from managed hotel properties.

Operating expense (excluding reimbursed payroll costs) increased $0.5 million, or 1.1%, for the three months ended April 30, 2012 compared to the three months ended April 30, 2011, due to an increase in labor and labor-related benefits of $0.6 million, or 2.9%, resulting from normal wage and benefit increases, partially offset by lower staffing levels associated with decreased occupancy.  Additionally, general and administrative expense for the three months ended April 30, 2012 increased $0.1 million, or 1.1%, compared to the same period in the prior year, due to reorganization related expenses and an increase in estimated uncollectible accounts receivable from managed hotel properties in conjunction with the previously announced RockResorts reorganization plan, largely offset by a lower Lodging segment component of corporate costs. Other expense decreased $0.2 million, or 1.6%, primarily due to a decrease in property taxes and a decrease in reimbursable costs (other than payroll) associated with managed hotel properties.

Revenue from payroll cost reimbursement and the corresponding reimbursed payroll costs relates to payroll costs at managed hotel properties where we are the employer and all payroll costs are reimbursed by the owners of the properties under contractual arrangements.  Since the reimbursements are made based upon the costs incurred with no added margin, the revenue and corresponding expense have no effect on our Lodging Reported EBITDA.

Resort – Combination of Mountain and Lodging Segments
•	Resort net revenue was $408.6 million for the three months ended April 30, 2012 compared to $408.9 million in the same period in the prior year.

•	Resort Reported EBITDA was $177.6 million for the three months ended April 30, 2012 compared to $178.5 million in the same period in the prior year, a 0.5% decline.

Real Estate Segment
•	Real Estate segment net revenue was $12.6 million for the three months ended April 30, 2012 compared to $13.2 million in the same period in the prior year.

•	Real Estate Reported EBITDA was a negative $3.5 million for the three months ended April 30, 2012 compared to a negative $5.1 million in the same period in the prior year.

Real Estate Reported EBITDA includes $0.5 million and $0.8 million of stock-based compensation expense for the three months ended April 30, 2012 and 2011, respectively.

Real Estate segment net revenue for the three months ended April 30, 2012 was driven primarily by the closing of four condominium units at The Ritz-Carlton Residences, Vail ($10.7 million of revenue with an average selling price per unit of $2.7 million and a price per square foot of $1,112).  The average price per square foot of this project is driven by its premier location and the comprehensive and exclusive amenities related to this project.  In addition to the revenue generated by the closing of units as noted above, Real Estate net revenue also included rental revenue from placing certain of our unsold units into our rental program.

Operating expense for the three months ended April 30, 2012 included cost of sales of $9.4 million primarily resulting from the closing of four condominium units at The Ritz-Carlton Residences, Vail (cost per square foot of $934).  The cost per square foot for this project is reflective of the high-end features and amenities and high construction costs associated with mountain resort development.  Additionally, sales commissions of approximately $0.7 million were incurred commensurate with revenue recognized. Other operating expense of $6.0 million (including $0.5 million of stock-based compensation expense) was primarily comprised of general and administrative costs which includes marketing expense for the real estate available for sale (including those units that have not yet closed), carrying costs for units available for sale and overhead costs, such as labor and labor-related benefits and allocated corporate costs.

Total Performance
•	Total net revenue was $421.1 million for the three months ended April 30, 2012 compared to $422.1 million in the same period in the prior year, a 0.2% decrease.

•
Net income attributable to Vail Resorts, Inc. was $79.6 million, or $2.17 per diluted share, for the three months ended April 30, 2012 compared to net income attributable to Vail Resorts, Inc. of $76.9 million, or $2.08 per diluted share, in the same period in the prior year.

Balance Sheet
As of April 30, 2012, we had cash and cash equivalents on hand of $147.1 million, Net Debt of 1.8 times trailing twelve months Total Reported EBITDA and no revolver borrowings under our $400 million senior credit facility that has $332.7 million available for borrowing after considering $67.3 million in currently issued letters of credit.  We have virtually no principal maturities due until 2019.

Stock Repurchase Program
We did not repurchase any shares of common stock during the three months ended April 30, 2012.  Since inception of this stock repurchase program in 2006, we have repurchased an aggregate of 4,468,181 shares at a cost of approximately $170.7 million, or $38.20 per share.  As of April 30, 2012, 1,531,819 shares remained available under the existing repurchase authorization.  The repurchases under this program are reviewed by our Board of Directors quarterly and are based on a number of factors including our expected future financial performance, our available cash resources and competing uses for cash that may arise in the future, the restrictions in our senior credit facility and in the indenture governing our 6.50% senior subordinated notes, the prevailing prices of our common stock and the number of shares that become available for sale at prices that we believe are attractive.

 Outlook
Commenting on the Company’s spring season pass sales for the upcoming 2012/2013 ski season, Katz said, “We are extremely pleased that our total spring season pass sales through May 29, 2012 for the upcoming 2012/2013 ski season, adjusted as if Kirkwood were owned in both periods, increased approximately 17% in units and approximately 22% in sales dollars, as compared to the prior year period through May 31, 2011.  This strong sales performance was achieved despite record performance in the prior year spring sales period.  The success of our spring season pass program, following the weather challenges of the past winter, is testament to the strong connection our guests have to our resorts and their confidence in our ability to deliver the best possible guest experience in a wide range of conditions.  We are excited to see strength in spring pass sales across the entire spectrum of pass products, including an approximate 30% increase in pass sales in international markets and outstanding momentum in our Tahoe market.  Historically our spring pass sales period represents roughly one-third of our total season passes sold over the entire program period.  At the same time, it is important to note that we believe that a portion of the increase this spring is due to the success of our continued efforts to entice guests to purchase their passes even earlier in the year and we do not believe these results are indicative of the results we expect to see in our season pass sales in the fall of 2012.  It is also important to remember that all of the 2012 spring pass sales will be recorded as revenue in fiscal 2013, over the course of the 2012/2013 ski season.”

Regarding capital spending for calendar 2012, Katz noted, “We are increasing our planned capital spending for calendar 2012 by $10 million to a range of $85 to $95 million, including maintenance capital of $43 to $47 million. This incorporates an estimated $5 million in capital spending for the newly acquired Kirkwood resort, including normal maintenance capital as well as instituting our Vail Resorts lift ticket scanning, EpicMix and other systems.  Additionally, we anticipate making initial capital investments in 2012 towards a first phase of summer activity at Vail Mountain, with certain activities potentially becoming operational in the summer of 2013.”

Commenting on the Company’s outlook for the remainder of fiscal 2012, Katz said, “As we noted in our May 1, 2012 metrics release, we currently believe that our Resort Reported EBITDA results for fiscal 2012 will fall slightly below the low end of the guidance range issued on March 6, 2012, but would represent only a mid-single-digit percentage decline over the prior year after adjusting for one-time acquisition and litigation settlement related items in both years.”

Earnings Conference Call
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

About Vail Resorts
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, and Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

Forward-Looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include, but are not limited to, prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully initiate, complete, and sell real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits of acquisitions and future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.

We use the terms "Reported EBITDA" and "Net Debt" when reporting our financial results, which terms are non-GAAP financial measures.  We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss.  We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents.  See "Reconciliation of Non-GAAP Financial Measures" below for more information.  In addition, for the Lodging segment we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs (which are not measures of financial performance under GAAP) as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA which we use to evaluate Lodging segment performance.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	April 30,
	2012	2011
Net revenue:
Mountain	$354,586	$351,418
Lodging	53,972	57,477
Real estate	12,587	13,221
Total net revenue	421,145	422,116
Segment operating expense:
Mountain	184,211	182,136
Lodging	47,103	48,643
Real estate	16,069	18,309
Total segment operating expense	247,383	249,088
Other operating expense:
Depreciation and amortization	(33,266)	(30,937)
Loss on disposal of fixed assets, net	(90)	(35)
Asset impairment charge	--	(2,561)
Income from operations	140,406	139,495
Mountain equity investment income, net	336	406
Investment (loss) income	(18)	114
Interest expense, net	(8,443)	(8,515)
Loss on extinguishment of debt	--	(6,615)
Income before provision for income taxes	132,281	124,885
Provision for income taxes	(52,753)	(48,045)
Net income	79,528	76,840
Net loss attributable to noncontrolling interests	41	27
Net income attributable to Vail Resorts, Inc.	$79,569	$76,867

Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$2.21	$2.13
Diluted net income per share attributable to Vail Resorts, Inc.	$2.17	$2.08
Cash dividends declared per share	$0.1875	$--

Weighted average shares outstanding:
Basic	36,032	36,038
Diluted	36,704	36,869

Other Data (unaudited):
Mountain Reported EBITDA	$170,711	$169,688
Lodging Reported EBITDA	$6,869	$8,834
Resort Reported EBITDA	$177,580	$178,522
Real Estate Reported EBITDA	$(3,482)	$(5,088)
Total Reported EBITDA	$174,098	$173,434

Mountain stock-based compensation	$1,629	$1,643
Lodging stock-based compensation	$358	$487
Resort stock-based compensation	$1,987	$2,130
Real Estate stock-based compensation	$542	$772
Total stock-based compensation	$2,529	$2,902

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Nine months ended
	April 30,
	2012	2011
Net revenue:
Mountain	$720,194	$710,474
Lodging	155,872	160,270
Real estate	34,784	187,629
Total net revenue	910,850	1,058,373
Segment operating expense:
Mountain	478,256	456,496
Lodging	149,497	149,012
Real estate	46,479	188,716
Total segment operating expense	674,232	794,224
Other operating expense:
Depreciation and amortization	(95,245)	(88,945)
Loss on disposal of fixed assets, net	(1,123)	(343)
Asset impairment charge	--	(2,561)
Income from operations	140,250	172,300
Mountain equity investment income, net	944	1,324
Investment income	356	578
Interest expense, net	(25,226)	(25,110)
Loss on extinguishment of debt	--	(6,615)
Income before provision for income taxes	116,324	142,477
Provision for income taxes	(46,108)	(54,140)
Net income	70,216	88,337
Net loss attributable to noncontrolling interests	34	58
Net income attributable to Vail Resorts, Inc.	$70,250	$88,395

Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$1.95	$2.46
Diluted net income per share attributable to Vail Resorts, Inc.	$1.92	$2.41
Cash dividends declared per share	$0.4875	$--

Weighted average shares outstanding:
Basic	36,034	35,988
Diluted	36,664	36,718

Other Data (unaudited):
Mountain Reported EBITDA	$242,882	$255,302
Lodging Reported EBITDA	$6,375	$11,258
Resort Reported EBITDA	$249,257	$266,560
Real Estate Reported EBITDA	$(11,695)	$(1,087)
Total Reported EBITDA	$237,562	$265,473

Mountain stock-based compensation	$5,946	$5,400
Lodging stock-based compensation	$1,359	$1,568
Resort stock-based compensation	$7,305	$6,968
Real Estate stock-based compensation	$2,044	$2,382
Total stock-based compensation	$9,349	$9,350

Vail Resorts, Inc.
Mountain Segment Operating Results and Skier Visits
(In thousands, except Effective Ticket Price)
(Unaudited)

	Three Months Ended		Percentage	Nine Months Ended		Percentage
	April 30,		Increase	April 30,		Increase
	2012	2011	(Decrease)	2012	2011	(Decrease)
Net Mountain revenue:
Lift tickets	$188,712	$187,341	0.7%	$342,411	$342,514	(0.0)%
Ski school	47,040	46,522	1.1%	84,292	83,818	0.6%
Dining	31,388	31,733	(1.1)%	61,757	62,244	(0.8)%
Retail/rental	60,144	59,364	1.3%	160,958	155,737	3.4%
Other	27,302	26,458	3.2%	70,776	66,161	7.0%
Total Mountain net revenue	$354,586	$351,418	0.9%	$720,194	$710,474	1.4%
Mountain operating expense:
Labor and labor-related benefits	$72,583	$74,332	(2.4)%	$174,231	$171,452	1.6%
Retail cost of sales	22,633	20,001	13.2%	67,590	61,641	9.7%
Resort related fees	20,827	20,802	0.1%	38,648	38,439	0.5%
General and administrative	30,164	26,972	11.8%	89,074	82,818	7.6%
Other	38,004	40,029	(5.1)%	108,713	102,146	6.4%
Total Mountain operating expense	$184,211	$182,136	1.1%	$478,256	$456,496	4.8%
Mountain equity investment income, net	336	406	(17.2)%	944	1,324	(28.7)%
Mountain Reported EBITDA	$170,711	$169,688	0.6%	$242,882	$255,302	(4.9)%

Colorado skier visits	2,505	2,752	(9.0)%	4,853	5,329	(8.9)%
Tahoe skier visits	739	844	(12.4)%	1,289	1,662	(22.4)%
Total skier visits	3,244	3,596	(9.8)%	6,142	6,991	(12.1)%

ETP	$58.17	$52.10	11.7%	$55.75	$48.99	13.8%

Vail Resorts, Inc.
Lodging Segment Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)
			Percentage Increase (Decrease)			Percentage Increase (Decrease)
	Three Months Ended			Nine Months Ended
	April 30,			April 30,
	2012	2011		2012	2011
Lodging net revenue:
Owned hotel rooms	$10,169	$10,291	(1.2)%	$30,892	$31,232	(1.1)%
Managed condominium rooms	14,921	14,773	1.0%	34,061	32,950	3.4%
Dining	5,704	5,636	1.2%	20,356	21,152	(3.8)%
Transportation	8,097	8,687	(6.8)%	16,888	18,011	(6.2)%
Golf	--	--	--	7,636	7,168	6.5%
Other	9,439	10,448	(9.7)%	27,149	28,420	(4.5)%
	48,330	49,835	(3.0)%	136,982	138,933	(1.4)%
Payroll cost reimbursement	5,642	7,642	(26.2)%	18,890	21,337	(11.5)%
Total Lodging net revenue	$53,972	$57,477	(6.1)%	$155,872	$160,270	(2.7)%
Lodging operating expense:
Labor and labor-related benefits	$21,059	$20,473	2.9%	$64,467	$64,084	0.6%
General and administrative	7,457	7,376	1.1%	22,615	22,606	0.0%
Other	12,945	13,152	(1.6)%	43,525	40,985	6.2%
	41,461	41,001	1.1%	130,607	127,675	2.3%
Reimbursed payroll costs	5,642	7,642	(26.2)%	18,890	21,337	(11.5)%
Total Lodging operating expense	$47,103	$48,643	(3.2)%	$149,497	$149,012	0.3%
Lodging Reported EBITDA	$6,869	$8,834	(22.2)%	$6,375	$11,258	(43.4)%

Owned hotel statistics:
ADR	$232.10	$217.67	6.6%	$211.46	$198.79	6.4%
RevPAR	$140.14	$142.15	(1.4)%	$118.01	$122.13	(3.4)%

Managed condominium statistics:
ADR	$376.71	$347.02	8.6%	$346.77	$313.27	10.7%
RevPAR	$136.41	$136.03	0.3%	$95.77	$101.20	(5.4)%

Owned hotel and managed condominium statistics (combined):
ADR	$321.48	$297.19	8.2%	$282.71	$259.29	9.0%
RevPAR	$137.42	$137.71	(0.2)%	$102.62	$107.88	(4.9)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2012	2011
Real estate held for sale and investment	$248,262	$282,162
Total Vail Resorts, Inc. stockholders' equity	$882,736	$885,909

Long-term debt	$489,757	$490,479
Long-term debt due within one year	1,119	45,357
Total debt	490,876	535,836
Less: cash and cash equivalents	147,110	168,596
Net Debt	$343,766	$367,240

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.  The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA based targets in evaluating performance.  The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and nine months ended April 30, 2012 and 2011.

	(In thousands)
	(Unaudited)
	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2012	2011	2012	2011
Mountain Reported EBITDA	$170,711	$169,688	$242,882	$255,302
Lodging Reported EBITDA	6,869	8,834	6,375	11,258
Resort Reported EBITDA*	177,580	178,522	249,257	266,560
Real Estate Reported EBITDA	(3,482)	(5,088)	(11,695)	(1,087)
Total Reported EBITDA	$174,098	$173,434	$237,562	$265,473
Depreciation and amortization	(33,266)	(30,937)	(95,245)	(88,945)
Loss on disposal of fixed assets, net	(90)	(35)	(1,123)	(343)
Asset impairment charge	--	(2,561)	--	(2,561)
Investment (loss) income	(18)	114	356	578
Interest expense, net	(8,443)	(8,515)	(25,226)	(25,110)
Loss on extinguishment of debt	--	(6,615)	--	(6,615)
Income before provision for income taxes	132,281	124,885	116,324	142,477
Provision for income taxes	(52,753)	(48,045)	(46,108)	(54,140)
Net income	$79,528	$76,840	$70,216	$88,337
Net loss attributable to noncontrolling interests	41	27	34	58
Net income attributable to Vail Resorts, Inc.	$79,569	$76,867	$70,250	$88,395
* Resort represents the sum of Mountain and Lodging

 Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended April 30, 2012.

(In thousands)
(Unaudited)
Twelve Months Ended
April 30, 2012
Mountain Reported EBITDA	$200,747
Lodging Reported EBITDA	3,872
Resort Reported EBITDA*	204,619
Real Estate Reported EBITDA	(15,643)
Total Reported EBITDA	188,976
Depreciation and amortization	(124,257)
Loss on disposal of fixed assets, net	(1,335)
Investment income	497
Interest expense, net	(33,757)
Loss on extinguishment of debt	(757)
Income before provision for income taxes	29,367
Provision for income taxes	(13,066)
Net income	$16,301
Net loss attributable to noncontrolling interests	43
Net income attributable to Vail Resorts, Inc.	$16,344
* Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2012.

	(In thousands)
	(Unaudited)
	As of April 30, 2012
Long-term debt	$489,757
Long-term debt due within one year	1,119
Total debt	490,876
Less: cash and cash equivalents	147,110
Net Debt	$343,766

Net Debt to Total Reported EBITDA	1.8	x